UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2012

USG Corporation

(Exact name of registrant as specified in its charter) Commission File Number: 1-8864

Delaware	36-3329400
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(312) 436-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05	Costs Associated with Exit or Disposal Activities.

As part of the Registrant's continuing efforts to lower its breakeven and return to profitability, the Registrant has initiated a program to further reduce its overhead and other costs. The program includes a management workforce reduction plan that is expected to reduce the Registrant's and its subsidiaries' worldwide management positions by 10% to 15%, or 35 to 50 positions.

The cost reduction program, including the workforce reduction, was first communicated to management employees on October 23, 2012. The first step in the workforce reduction will be to offer voluntary severance benefits. After the number of participants in the voluntary separation program is determined, an involuntary separation program may be implemented. Employees who are separated, either voluntarily or involuntarily, will receive separation benefits that include a lump sum payment based on earnings and length of service, an allowance to continue medical, dental and vision coverage and outplacement services. It is expected that all affected employees will be informed, and that the separation plan will be substantially completed, by the end of December 2012.

The Registrant will record charges for termination benefits related to the workforce reduction in the current and future fiscal quarters in accordance with ASC 420, Exit or Disposal Cost Obligations. The Registrant estimates that these charges will aggregate $4 million to $6.5 million and that cash expenditures will be incurred in the current and future fiscal quarters in the full amount of the charges.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION
Registrant

Date: October 26, 2012	By:	/s/ Matthew F. Hilzinger
Matthew F. Hilzinger,
Executive Vice President
and Chief Financial Officer